Aflac Incorporated 2014 Form 11-K

EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
Aflac Incorporated 401(k) Savings and Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement No. 333-158969 on Form S-8 of Aflac Incorporated of our report dated June 18, 2015, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan.

Atlanta, Georgia
June 18, 2015

EX-23-1